Exhibit 10.12

SERVICE AGREEMENT

BETWEEN

Y-MABS THERAPEUTICS, INC.

AND

THOMAS GAD

Index

1.	Employment date	3

2.	Duties	4

3.	Engagement in other businesses	4

4.	Duty of confidentiality	5

5.	Cash Compensation	7

6.	Benefits	8

7.	Accident insurance	8

8.	Travels, representation and training	8

9.	Holiday	9

10.	Termination	9

11.	Special compensation in case of death	10

12.	Tax	10

13.	Insurance	10

14.	Governing law and venue	10

15.	Restrictions on Activities of the EXECUTIVE	11

16.	Remedies	12

17.	Severable Provisions	12

18.	Notices	[12]

19.	Compliance With Code Section 409A	13

20.	Miscellaneous	13

21.	Signatures etc.	14

The undersigned

Y-mAbs Therapeutics, Inc. 750 Third Avenue

New York, NY 10017

USA

(hereinafter referred to as “the Company”)

and

Thomas Gad

165 East 65th St, Apt. 18D

New York, NY 10065

(hereinafter referred to as “the EXECUTIVE”)

(hereinafter collectively referred to as “the Parties”, or separately as “Party”)

have on this date entered into this

SERVICE AGREEMENT

(hereinafter referred to as “the Agreement”)

1.                                      Employment date

1.1.                           Effective as of April 1, 2016, on the terms and conditions set forth by this Agreement, the EXECUTIVE is employed to perform the duties of President of the Company, as described on Exhibit 2.2. The EXECUTIVE will also perform the same tasks on behalf of the Company’s subsidiaries. The Company and the Company’s subsidiaries are hereinafter referred to as “the Group”. It is agreed and understood that no work activities will be done in the United States of America until after a valid VISA allowing the EXECUTIVE to work there has been granted.

2.                                      Duties

2.1.                            The EXECUTIVE shall be in charge of and responsible for the matters set forth on Exhibit 2.2. The EXECUTIVE shall report to the Company’s board of directors.

2.2.                            Without limiting the generality of the foregoing, Exhibit 2.2 to this Agreement includes specific tasks that the EXECUTIVE shall be responsible for. The board of directors sets forth the rules and regulations which, at any time, shall apply to the business of the Company, and the EXECUTIVE is, in cooperation with the CEO, responsible for conducting the business activities in accordance with these rules and regulations and in accordance with the Company’s constitutional documents including its bylaws as well as applicable US or foreign laws.

2.3.                            Transactions which according to the situation of the Group are unusual or have material impact on the business of the Group shall be submitted to the board of directors for prior approval. Such transactions may, among other things, be a change of Group structure, business policy, the employment and termination of executive staff, the establishment of general or specific pension or bonus schemes for the employees of the Group, the sale of the business of the Group or parts of it, the acquirement of a new business, the foundation, sale and closing of subsidiaries, branches or divisions, the submission of tenders and the placing of purchase orders which, seen in isolation, have a significant impact on the Group, the issue of warranties and securities, loans or similar, as well as the purchase and sale, mortgaging or lease of assets.

2.4.                            The EXECUTIVE shall keep the board of directors regularly informed of all Group activities. Vital urgent matters shall without delay be presented to the board of directors.

2.5.                            The primary workplace for the EXECUTIVE will be the Company’s head office at any time, in New York. However, the EXECUTIVE will also be obligated to work outside the Company’s head office including at the offices of the Group in Denmark, as well as the EXECUTIVE will have travelling activities within the USA and abroad. It is also agreed and understood that the EXECUTIVE will be travelling between the US and the Danish offices approximately twice monthly.

2.6.                            The EXECUTIVE acknowledges and accepts that his employment is not subject to fixed maximum working hours and that the duties resting with the EXECUTIVE are occasionally expected to exceed the normal weekly working hours of 37 hours, just as the position to some extent will demand that the EXECUTIVE works on Sundays and bank holidays. The EXECUTIVE shall not be entitled to separate compensation for such work.

3.                                       Engagement in other businesses

3.1.                            During the term of his employment hereunder (the “Term”), the EXECUTIVE is obligated to put his entire working capacity at the disposal of the Group and work completely and loyally in the interest of the Group. Only upon having obtained the prior approval of the Company’s board of directors, the EXECUTIVE may be financially involved in other businesses or undertake tasks such as for instance board seats in other businesses, provided that such tasks do not conflict with the interests of the Group nor affects the performance of the EXECUTIVE in the Group. It is a prerequisite for such engagement in other businesses that the EXECUTIVE submits a written request to the board of directors for its approval and that the written request contains a description of the character and volume of the task. In the event the board of directors cannot meet the EXECUTIVE’s request for approval of permission to perform such other task, the Company shall communicate its rejection in writing and without any delay as well as the Company shall state the reason for its rejection.

3.2.                           The EXECUTIVE shall be entitled to make private investments directly or via his holding company (Gad Enterprises LLC) in assets, which are normally the subject of such placement of funds provided that the investment does not entail a controlling influence, and that the entity in which he invests is not engaged in a Competitive Business (as defined in clause 15.2 below).

4.                                      Duty of confidentiality

4.1.                           All information learned or developed by the EXECUTIVE during the Term will be deemed “Confidential Information” under the terms of this Agreement. Examples of Confidential Information include, but are not limited to, business, scientific and technical information owned or controlled by the Company or its affiliates, including the Company’s or its affiliates’ business plans and strategies; business operations and systems; information concerning employees, customers, partners and/or licensees; patent applications; trade secrets; inventions; ideas; procedures; formulations; processes; formulae; data and all other information of any nature whatsoever which relate to the Company’s or its affiliates’ business, science, technology and/or products. In addition, Confidential Information shall include, but not be limited to, all information which the Company may receive from third parties. The EXECUTIVE shall not disclose any Confidential Information to any person at any time or use in any way, except as directed by the board of directors, either during or after the Term. The foregoing restrictions shall not apply to information which is or becomes part of the public domain though no act or failure to act by the EXECUTIVE.

4.2.                           In the course of the EXECUTIVE’s employment with the Company, and thereafter, under no circumstances shall the EXECUTIVE use or disclose to the Company, or incorporate or use in any of his work for the Company, any information imparted to the EXECUTIVE or with which he may have come into contact while in the employ of his former employer(s) that was at the time of such disclosure, deemed confidential by such former employer.

4.3.                           All documents, records, notebooks, models, prototypes or other tangible embodiments or repositories or evidence of Confidential Information or Inventions (as defined herein), and all copies of the foregoing (hereinafter referred to as “Materials”), which may at any time be acquired by or come into the possession of the EXECUTIVE during the Term are the sole and exclusive property of the Company. All Materials shall be surrendered to the Company, without demand therefor, prior to the last day of the Term, or upon the request of the Company at any other time. In addition, upon the reasonable request of the Company at any time, the EXECUTIVE shall prepare Materials accurately and adequately describing, setting forth or embodying any Confidential Information or Inventions or deliver the same to the Company in order to accomplish or complete the transfer thereof to the Company and the EXECUTIVE shall be reimbursed by the Company for all of his reasonable out-of-pocket expenses incurred in so doing. The EXECUTIVE further agrees, during or at any time prior to two (2) years after the last day of the Term without charge to execute all documents and to take all such other action as the Company may reasonably require (being reimbursed for all of his reasonable out-of-pocket expenses in this connection) in order to assign to the Company any and all copyrights and reproduction rights to any Materials prepared by the EXECUTIVE during and in connection with his employment hereunder.

4.4.                           The term “Invention” means any invention, discovery, improvement, apparatus, implement, process, compound, composition or formula, whether or not patentable, conceived or reduced to practice, in whole or in part, by the EXECUTIVE (alone, or jointly with others) during the Term and for a period of twelve (12) months thereafter which directly or indirectly relates to the business, science, technology or products of the Company or its affiliates and/or any Confidential Information. The EXECUTIVE will keep, on behalf of the Company, complete, accurate, and authentic accounts, notes, data, and records (“Records”) of each and every Invention, which Records will, at all times, be the property of the Company. The EXECUTIVE will comply with the directions of the Company with respect to the manner and form of keeping or surrendering Records and will surrender to the Company all Records at the end of the Term.

4.5.                           Each Invention will be the sole and exclusive property of the Company. The EXECUTIVE will, at the request of the Company, make application in due form for United States letters patent and foreign letters patent (each, a “Patent”) on any Invention and execute any necessary documents in connection with the Patents. The EXECUTIVE will assign and transfer to the Company or its designee all right, title, and interest of the EXECUTIVE in any Patents or Patent applications. The EXECUTIVE agrees to cooperate with any actions necessary to continue, renew or retain the Patents. The Company will bear the entire expense of applying for and obtaining the Patents. For a period of twelve (12) months following the termination of this Agreement and the EXECUTIVE’s employment relationship with the Company, the EXECUTIVE will not file any applications for Patents on any Invention other than those filed at the request of and on behalf of the Company.

4.6.                           The Parties further agree that all other discoveries, secret industrial processes, intellectual and industrial property rights–registered as well as un-registered–and know-how (“Developed Rights”) discovered or developed by the EXECUTIVE during the Term, within the scope of the business of the Company, shall belong to the Company and the EXECUTIVE shall have no rights in relation thereto except for mandatory rules of law, the operation of which cannot be dispensed with by agreement between the Parties. These include, but are not limited, any rights to Inventions, expressions of ideas and improvements of existing technology. Insofar as the rights specified hereinafter are not vested in the Company, by operation of law on the grounds of the employment relationship between the parties, the EXECUTIVE covenants to transfer, and to the extent possible hereby transfers, to the Company, or any third party designated by the Company, any such rights of whatever nature. When determining the EXECUTIVE’s salary package, the above allocation of rights to the Company has been fully taken into account.

4.7.                           The Company is entitled to use, modify, change, develop, transfer and commercialize any Inventions and Developed Rights in any way.

4.8.                           The EXECUTIVE must immediately inform the Company in writing of any Inventions or Developed Rights made or discovered by the EXECUTIVE alone or together with others, during the performance of his duties under his employment relationship with the Company (the “Invention Notice”). The Company shall inform the EXECUTIVE whether the

Company wants an Invention or any Developed Rights transferred within four (4) months of the Company’s receipt of the Invention Notice, if not required earlier by applicable law. When determining the EXECUTIVE’s Base Salary, the above allocation, and transfer obligation, of rights to the Company has been fully taken into account.

4.9.                           Upon demand by the Company, the EXECUTIVE shall immediately provide the Company with all necessary information, and the EXECUTIVE shall immediately comply with all formalities and render all assistance enabling the Company to obtain, apply for, protect, transfer or commercialize any discovery, Invention, secret industrial process or Developed Rights in any part of the world. All costs related hereto shall be paid by the Company.

4.10.                    The EXECUTIVE, as a condition of his employment, hereby represents that, to the best of his knowledge, there is not as of the date of this Agreement any agreement or obligation outstanding with or to any of his former employer(s) or any other party, which would restrict, limit or in any way prohibit all or any portion of his work or employment, nor is there in his possession any confidential information used by any of his former employer(s) or any other party (except as may have been revealed in generally available publications or otherwise made publicly available).

5.                                      Cash Compensation

5.1.                           The EXECUTIVE shall receive an annual fixed salary of USD 350,000.00 which is paid in arrears by 1/12 per month. The compensation is paid on the last working day of each month. The base salary will be reviewed at least annually and may be increased (but not decreased) at any time. All of the EXECUTIVE’S base salary will be paid out of the US. A sign-on fee equivalent to USD 41,000 will be paid out upon signature.

5.2.                           In addition to his fixed salary, the EXECUTIVE shall be entitled to an annual incentive cash bonus with a target equal to 50 (fifty)% of his annual base salary upon attainment of certain performance objectives to be agreed upon by the EXECUTIVE and the Company’s board of directors (the “Bonus”). The Bonus will be higher if the performance objectives are exceeded. The attainment of the performance objectives will be determined by the Company’s board of directors. The Bonus, if earned, will be payable no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned. In the event of termination, the EXECUTIVE shall be entitled to receive any earned but unpaid Bonus for the year prior to the year of termination. Also, unless the termination is made for cause the EXECUTIVE shall be entitled to a pro rata Bonus for the year of termination.

5.3.                           The Company shall not pay any pension contributions to the EXECUTIVE, however, the EXECUTIVE shall be entitled to have an amount fixed by the EXECUTIVE withdrawn from his gross salary paid into a private pension scheme. The choice of pension scheme and the size of the pension contribution is entirely within the EXECUTIVE’s discretion, and the EXECUTIVE shall ensure that all necessary information regarding the payment of pension contribution is communicated to the accounts department of the Company in order for them to handle the monthly payments.

5.4.                           The EXECUTIVE shall receive normal compensation during periods of absence due to sickness.

5.5.                           The EXECUTIVE shall be entitled to a monthly cash housing allowance of USD 7,000.00 to cover rental expenses of the EXECUTIVE’s private residence in the US. The housing allowance shall be payable only from the first month of the relevant rental period and against documentation therefore. The housing allowance shall only be payable for the rental period and shall terminate without notice upon expire/termination thereof. Any tax consequences of the allowance shall be of no concern to the Company. The housing allowance will be paid out by the US Company.

6.                                      Benefits

6.1.                           The Company shall provide the EXECUTIVE with a laptop, an ADSL connection and a mobile telephone, which the EXECUTIVE may use also for private purposes.

6.2.                           At the request of the Company, the EXECUTIVE shall–in connection with leaving his positions–also where this takes place prior to the expiry of the notice period agreed - return the mobile phone and laptop, and the Company shall be entitled to cease subscription payments for these fringe benefits. The EXECUTIVE shall be entitled to receive a economic compensation in this connection during the remaining part of the notice period equal to the taxable value of these benefits. The EXECUTIVE shall not be entitled to exercise any right of retention in the mobile telephone and/or laptop for any claim the EXECUTIVE may have against the Group.

6.3.                           Any tax related consequences of the EXECUTIVE’s private use of the above benefits shall be borne solely by the EXECUTIVE.

6.4.                           The EXECUTIVE shall be entitled to keep his current mobile number 917-817-2992.

7.                                      Accident insurance

7.1.                           The Company shall pay the annual premium of a full-time accident insurance for the EXECUTIVE covering death, disablement and permanent incapacity for work as a result of an accident in the USA or abroad, in working hours or leisure time and during travel. The insurance shall cover for the amount of DKK 3 million upon death and complete disablement. In case of death, the insurance money shall be paid out to the EXECUTIVE’s nearest relatives or, if there are none, to the EXECUTIVE’s estate.

8.                                      Travels, representation and training

8.1.                           The Company shall refund the EXECUTIVE all reasonable expenses related to travels and representation in the interest of the Group upon the presentation of bills and in accordance with the Danish tax law for travel, meals, lodging and other relevant expenses. Such refund shall also include any travel between the US and Denmark.

8.2.                           The EXECUTIVE shall, no later than at the end of the following month, settle all travel and representation expenses with the Group for the previous month with submission of all the necessary documentation for the expenses and justification of the amounts that they represent.

9.                                      Holiday

9.1.                           The EXECUTIVE is entitled to 30 working days paid vacation per year including the first year of employment and to one “fixed” working day off with pay on each of 24 December and 31 December. As used herein “working day” means any day other than a Saturday, Sunday or other day on which banks in Denmark and the State of New York are required or permitted to be closed. While taking the interest of the Group into consideration, the EXECUTIVE shall decide when his holiday shall be taken, and in due time before the holiday is scheduled, the EXECUTIVE shall obtain approval hereof by the chairman of the board of directors of the Company.

9.2.                           The EXECUTIVE’s holiday shall be taken within the calendar year, and accrued but not taken holiday cannot be transferred to the following calendar year. The EXECUTIVE shall not be entitled to holiday bonus (ferietillæg).

9.3.                           In case of termination, the EXECUTIVE shall be entitled to take accrued but not taken holiday during the notice period. The EXECUTIVE is however not entitled to receive holiday pay (feriegodtgærelse), regardless whether the EXECUTIVE may have accrued holiday which has not been taken during the termination period. Finally, it is noted for clarity that the EXECUTIVE is not subject to the provisions of the Danish Holiday Act.

10.                               Termination

10.1.                    This Agreement can be terminated by the EXECUTIVE with six (6) months’ notice and by the Company with twelve (12) months’ notice. In the event this Agreement is terminated by the Company without cause, subject to the EXECUTIVE’s execution and delivery of a release in form and substance satisfactory to the Company, Company shall pay to the EXECUTIVE his then existing salary, and all benefits set forth in clause 6, for one full year commencing with the day following the final day of the 12 month period.

10.2.                    Notice of termination shall be given in writing and to the end of a month.

10.3.                    This Agreement may be terminated “for cause” by the Company pursuant to the provisions of this clause 10. If the Company’s board of directors determines that “cause” exists for termination of the EXECUTIVE’s employment, written notice thereof must be given to the EXECUTIVE describing the state of affairs or fact deemed by the Company’s board of directors to constitute such cause. As used herein, “Cause” means any one of: (i) the EXECUTIVE’s fraudulent, unlawful, grossly negligent or willful misconduct in connection with his duties to the Company; (ii) conduct by the EXECUTIVE which is materially injurious to the business or reputation of the Company or any of its affiliated entities or any of their respective partners or members; or (iii) the EXECUTIVE’s conviction of (or plea of nolo contendere to) a felony. The duties, power and authority of the EXECUTIVE may also, on a majority vote of the Company’s board of directors excluding the EXECUTIVE if the EXECUTIVE is then a member of the Company’s board of directors, be suspended for a reasonable period of time, but with a continuation of the EXECUTIVE’s full salary, expenses and benefits pursuant to this Agreement, while a determination is made as to whether cause for termination exists.

10.4.                    In the event this Agreement is terminated by the Company for cause, the EXECUTIVE’s entire right to salary and benefits hereunder shall cease upon such termination.

11.                               Special compensation in case of death

11.1.                    In case the EXECUTIVE dies during the term of the employment period, the surviving spouse or children under the age of 18, whom the EXECUTIVE was liable to support, shall be entitled to receive compensation stipulated in clause 5.l above for the month in which the EXECUTIVE has died and for the following 6 months thereafter. In case the employment would have expired for other reasons than the death of the EXECUTIVE within the above-mentioned 6 months’ period, in consequence of the employment having been terminated by the Company or by the EXECUTIVE prior to the death of the EXECUTIVE or otherwise, the Company will only be obligated to uphold payment of the special compensation until the date on which the employment would have terminated for other reasons than the death of the EXECUTIVE.

12.                               Tax

12.1.                    The EXECUTIVE shall be responsible for seeking his own advice regarding the tax consequences for the EXECUTIVE ensuing from entering into this Agreement. The Company shall not be liable towards the EXECUTIVE for any adverse or unexpected tax consequences and social contribution effects connected with this Agreement or its fulfilment.

13.                               Insurance

13.1.                    The Group shall at all times maintain a customary directors’ liability insurance (D&O) covering the EXECUTIVE with a “limit” of no less than DKK 10 million. Should the Company (or another company of the Group) file for registration at any desired stock exchange, the Group will additionally take out a customary Public Offering of Securities Insurance (POSI) or equivalent prospectus liability insurance with a limit of no less than USD 10 million covering the EXECUTIVE. Subject to the same registration, the Company (or the relevant Group company) shall additionally increase the overall limit of liability on the existing D&O insurance up to a limit of not less than USD 10 million .

13.2.                    The EXECUTIVE is covered by the insurance during his/her tenure with the Company and its affiliates with an additional run-off period of five years thereafter.

13.3.                    Within this period and in case of any personal claims against the EXECUTIVE, the Company shall not restrict (or if relevant shall procure that the relevant Group company does not restrict) the EXECUTIVE from reporting any such claim directly to the insurer.

13.4.                    The Company is obligated to report any changes made to the current coverage provided duly to the EXECUTIVE.

14.                               Governing law and venue

14.1.                    This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

14.2.                    Venue for any adjudication hereof shall be only in the courts of the State of New York, located in the County of New York or the Federal courts located in the State of New York, County of New York to the jurisdiction of which courts all parties hereby submit, as the agreement of such parties, as not inconvenient and as not subject to review by any court other than such courts in the State of New York, County of New York. The parties agree that this submission to jurisdiction is reasonable and made for the express benefit of the parties hereto.

15.                               Restrictions on Activities of the EXECUTIVE

15.1.                    The EXECUTIVE and the Company agree that the EXECUTIVE is being employed hereunder in a key capacity with the Company, that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The EXECUTIVE and the Company further agree that reasonable limits may be placed on his ability to compete against the Company as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company.

15.2.                    During the Term and for the applicable Non-Competition Period (as defined below), the EXECUTIVE will not, directly or indirectly, alone or as a partner, principal, agent, officer, director, employee or consultant, investor or stockholder of any entity within the Territory (as defined below) engage in, or assist in the management of, or provide advisory or other services to, any Competitive Business (as defined below) activity. “Territory” shall mean the United States of America, Denmark, and every other territory or country where the Company maintains employees, owns property or otherwise conducts business during any time that the EXECUTIVE is employed by the Company. “Competitive Business” shall mean any business that is in competition with (a) the present business conducted by the Company, or its affiliated companies and as such business may be improved and/or modified, or (b) the products or services that the Company develops, designs, manufactures, markets, produces or supplies in the future; including, without limitation, the business of developing, marketing and distributing pharmaceutical products. Notwithstanding anything contained herein to the contrary, the EXECUTIVE may own up to 5% of the voting securities of any publicly traded company engaged in a Competitive Business. For purposes of this Agreement, in the event of the termination of the EXECUTIVE’s employment hereunder (x) by the Company with or without cause, the “Non-Competition Period” means the period from the date hereof until the last day of the 6th full calendar month after the date of termination; or (y) by the EXECUTIVE unilaterally, the “Non-Competition Period” means the period from the date hereof until the first (1st) anniversary of the date of such termination.

15.3.                    During the Non-Competition Period, the EXECUTIVE shall not, directly or indirectly, (a) solicit or do business with any current or proposed customer or supplier of the Company of whose names he was aware during the Term (i) in any manner that interferes with such person’s financial relationship with the Company, or (ii) in an effort to obtain such person as a customer, supplier, financing source, consultant, salesman, agent or representative to any other business; (b) solicit or interfere with or endeavor to entice away any employee, consultant, officer, director or employee of the Company (i) in any manner that interferes with such person’s employment or consulting relationship with the Company or (ii) in an effort to obtain such person as a customer, supplier, consultant, salesman, agent or representative to any Competitive Business; or (c) any employee, consultant, officer, or director who has left the employment of, or other service to, the Company (other than as a result of the termination of such service by the Company) within one year after the termination of such person’s service to the Company.

15.4.                    THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF THIS CLAUSE 15, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.

15.5.                    The EXECUTIVE agrees that during the Term and after the termination of his employment, the EXECUTIVE will not publish or communicate, or cause to be published or communicated, any statement that disparages, in any way and to any degree, the Company, its affiliates, the products, services or business reputation of the Company or of its subsidiaries or affiliates, or any employee, director or officer of the Company, its subsidiaries or affiliates. The EXECUTIVE further agrees that from the termination of his employment, the EXECUTIVE shall not represent himself or hold himself out as a current employee, consultant or officer of the Company, or as holding any other current position with the Company.

16.                               Remedies.

16.1.                    It is specifically understood and agreed that any breach of the provisions of clause 3, 4 or 15 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the EXECUTIVE and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.

17.                               Severable Provisions.

17.1.                    The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

18.                               Notices.

18.1.                    All notices to be given by either party to the other shall be in writing, shall be served either in person or by depositing such notice in the United States mails, certified, with certification and postage charges prepaid, property addressed and directed to the party to receive the same at the address of such party shown in the introductory paragraph of this Agreement, or to such other address as a party may notify the other pursuant to a notice given in accordance with this clause 18.

19.                               Compliance With Code Section 409A.

19.1.                    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the EXECUTIVE for or with respect to any taxes, penalties or interest which may be imposed upon the EXECUTIVE pursuant to Code Section 409A. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Code Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by the EXECUTIVE during any taxable year shall be made after the last day of the following taxable year of the EXECUTIVE, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the EXECUTIVE shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the EXECUTIVE in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The EXECUTIVE hereby agrees that no representations have been made to the EXECUTIVE relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.

20.                               Miscellaneous.

20.1.                    This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

20.2.                    The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the EXECUTIVE shall be assignable by the EXECUTIVE, nor shall any of the payments required or permitted to be made to the EXECUTIVE by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. However, all rights of the EXECUTIVE under this Agreement shall inure to the benefit of and be enforceable by the EXECUTIVE’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

20.3.                    A waiver by the Company or the EXECUTIVE of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

20.4.                    The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the EXECUTIVE hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold.

20.5.                    Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

21.                               Signatures etc.

21.1.                    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

Date: 4/19/2016		Date: 4/19/2016

Y-mAbs Therapeutics, Inc.		The EXECUTIVE

By:	/s/ Claus Juan Moller San Pedro	/s/ Thomas Gad
Claus Juan Moller San Pedro, CEO		Thomas Gad

Exhibit 2.2

•                  Responsible for the Company relationship with Memorial Sloan-Kettering

•                  Overseeing strategic development of the company

•                  Heading business development efforts — negotiating new technology, new IP, Sponsored Research Agreements, strategic financial partnerships

•                  Representing the company towards existing and new investors

•                  Responsible for fundraising, negotiating and structuring financing rounds with investors and banks, representing the company together with CM

•                  Investor relations & PR oversight together with BK